Exhibit 99.1

Mabwe Minerals Inc. Secures Long Term Barite Master Supplier Agreement

FREEHOLD, N. J. November 2, 2012 -- Mabwe Minerals Inc. (symbol: MBMI) (OTCQB-News), is pleased to announce it has entered into a long term barite Master Supplier Agreement (MSA) with a major gas and oilfield services provider for the delivery of 3,000,000 metric tons of American Petroleum Institute (API) grade barite at a rate of 220,000 metric tons per year. WGB Kinsey & Company, the company’s 25% owned mining and construction partner, will begin staging barite qualification lots at Dodge Mine during the 1st quarter next year with rail shipments to the Port of Beira, Mozambique, to commence no later than the 2nd quarter of 2013.

Mabwe Minerals Inc., along with its Zimbabwe affiliate, Mabwe Minerals Zimbabwe (Private) Limited, own 100% of Dodge Mine located on a hydrothermal mountain range of high grade barite. In terms of world class quality, Dodge Mine white barite tested 97.25% pure Barium Sulfate (BaSO4) while its API drilling grade barite tested 95.5% based on samples tested by the University of Zimbabwe. All barite samples submitted for testing to the drilling fluids API Specification 13A, Section 7 and environmental test requirements to support deep water applications in the Gulf of Mexico exceeded specification. The barite density ranged from 4.37 g/cc to 4.4 g/cc compared to a 4.2 g/cc minimum requirement. To put things in perspective, due to growing world-wide shortages of API grade barite, we are aware that certain barite ore sources have obtained waivers relaxed to 4.1 g/cc to meet production quotas and extend the life of their mines.

According to the U.S Geological Survey’s Mineral Commodity Summaries 2012, “Supplies of barite from China were tight in 2011 owing to the lingering impacts of severe weather in barite mining regions, depletion of reserves in Guangxi Province, increased fuel costs, and increased domestic demand.... these factors and strong demand for barite in world markets resulted in sharply higher prices for Chinese barite.” Additional industry sources quoted by RIGZONE commented, “"the cost of barite over the past 10 years has quadrupled, in the last 5 years it has tripled, and over the past 2 years it has doubled." http://www.rigzone.com/news/article.asp?a_id=113495

Al Pietrangelo, President & CEO of Mabwe Minerals Inc. commented, “Focused exclusively with our API customer since the 4th quarter last year along with fast tracking Dodge Mine, we have methodically completed our due diligence including confirming a sizable deposit of barite through our gravity mapping project, expanded the Dodge Mine property boundaries in line with the barite veins, acquired 25% of WGB Kinsey & Company to manage our mining operations, partnered with PHI Commodities establishing a dedicated three stop rail wagon barite/grain transportation program and secured a port delivery pad at the Port of Beira, Mozambique. This long term barite Master Supplier Agreement, we believe, represents the culmination of these tasks and demonstrates the economic viability of barite from Zimbabwe.”

Raptor Resources Holdings Inc. (parent/holding Company)

Raptor Resources Holdings Inc. (OTCQB symbol: RRHI) is the parent/holding company with three independently operating subsidiaries: Mabwe Minerals Inc., TAG Minerals Inc. and Lantis Laser, Inc. To find out more about Raptor Resources Holdings visit (www.raptorresourcesholdings.com).

About Mabwe Minerals Inc.

Mabwe Minerals Inc. (symbol: MBMI), incorporated in Wyoming, is a U.S. based natural resources and hard asset OTCQB publicly traded, fully reporting company engaged in the mining, logistics and commercial sales of industrial minerals and metals, with its first focus on barite. The company’s operations are conducted through its Zimbabwe affiliate, Mabwe Corporation (Private) Limited. Raptor Resources Holdings owns 90 million shares of Mabwe Minerals or approximately 75% of its issued and outstanding shares of common stock.

About TAG Minerals Inc.

TAG Minerals Inc., incorporated in Wyoming, is a U.S. based mineral/metal resource acquisition, exploration and development company. The company, with operations conducted through its Zimbabwe affiliate, TAG Minerals Zimbabwe (Private) Limited, is responsible for alluvial surface gold production along with the development of greenfield assets targeting bedrock gold and other industrial metals/minerals. To find out more about the mining equipment utilized by TAG, visit (www.extrac-tec.com).

Safe Harbor.

Statements regarding financial matters in this press release other than historical facts are "forward-looking statements" ("FLS") within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. FLS include statements predictive in nature, depending upon or referring to future events/ conditions, including words like "believes," "anticipates," "intends," "plans," "expects," and similar expressions. Statements concerning future financial performance (revenues, earnings, and growth rates), ongoing business strategies / prospects, and future actions, which may be provided by management, are also FLS as defined by the Act. The actual and any future results, performance or achievements of the Company, expressed or implied, may be materially different and vary significantly for different reporting periods due to FLS that involve known and unknown risks and other factors. Management believes that the assumptions made and expectations reflected in the FLS are reasonable. There is no assurance that the underlying assumptions will prove to be correct and the actual future results may be different from expectations expressed above. These statements are not guarantees of future performance. Mabwe Minerals has no specific intention to update these statements.

SOURCE Mabwe Minerals Inc.